 Exhibit 5.1

March 12, 2021

Eloxx Pharmaceuticals, Inc.

950 Winter Street

Waltham, MA 02451

Re: Eloxx Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as Chief Operating Officer, General Counsel and Corporate Secretary of Eloxx Pharmaceuticals, Inc. (the “Company”) in connection with the proposed Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”), covering the offering of up to 2,007,859 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value (the “Common Stock”), which are issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”).

In connection therewith, I have examined and relied upon the Registration Statement and related prospectuses, the Plan, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and the originals or copies certified to my satisfaction, of such other records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate as a basis for this opinion.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, I have relied upon the statements and representations of officers and other representatives of the Company and others. I have also relied upon certificates issued by governmental authorities in the relevant jurisdictions and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates. My opinion is expressed only with respect to the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, it is my opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement as declared effective by the Commission, and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the reference made to me in my capacity as counsel to the Company and the filing of this opinion as an exhibit to the Registration Statement and in any amendments thereof. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware or the Federal law of the United States be changed by legislative action, judicial decision or otherwise or any future development cause any change or modification herein.

Very truly yours,

/s/ Neil S. Belloff
Neil S. Belloff
Chief Operating Officer, General Counsel and Corporate Secretary